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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE                                              June 22, 1999

Media Contact: Kevin Brett, 408-433-7150
Investor Contact: Diana Matley, 408-433-4365

                LSI LOGIC COMPLETES $106 MILLION SEEQ ACQUISITION

                   SEEQ SHAREHOLDERS APPROVE LSI LOGIC'S OFFER

MILPITAS, CA - LSI Logic Corporation (NYSE: LSI) today announced the completion of the final step of its acquisition of SEEQ Technology, Inc., a leading semiconductor designer of data communications devices for the Internet-driven networking market.

At a meeting held this morning in Fremont, California, SEEQ Technology shareholders approved LSI Logic's purchase of SEEQ. Under the terms of the offer, SEEQ shareholders will receive LSI Logic Common Stock based on an exchange ratio of .0759. The transaction is valued at approximately $106 million. LSI Logic intends to account for the SEEQ acquisition as a pooling of interests. LSI Logic expects the transaction to be accretive to the company's earnings per share in the second half of 1999.

"The SEEQ acquisition reflects LSI Logic's Internet business strategy and immediately enhances our system-on-a-chip product portfolio for our customers," said John Daane, LSI Logic executive vice president of Communications, Computer and ASIC Products. "LSI Logic will directly benefit from SEEQ's' strength in Ethernet MAC and PHY transceiver solutions."

Daane said the SEEQ acquisition provides LSI Logic with additional mixed-signal design expertise, a talented corps of engineers, and access to SEEQ Technology's PHY transceiver IC technology. In addition, the SEEQ purchase brings to LSI Logic networking standard products, and intellectual property that can be incorporated into the company's CoreWare(R) library.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS: The statements in this news release relating to the effect of the acquisition on earnings per share involve known and unknown risks and uncertainties, which may cause the company's actual results in future periods to be materially different from any performance suggested in this release. Such factors may include, but may not necessarily be limited to customer acceptance of the acquisition and continuing demand for SEEQ products. Also, the company's ability to successfully combine SEEQ operations with its own, including retaining key employees, can impact the company's financial performance. The timing of new technology and product introductions anticipated from the acquisition are also important factors. In the context of forward-looking information in this news release, reference is made to the discussion of risk factors detailed in the company's filings with the Securities and Exchange Commission during the past 12 months.


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ABOUT LSI LOGIC LSI
Logic Corporation (NYSE:LSI), The System on a Chip Company(R), is a leading supplier of custom high-performance semiconductors with operations worldwide. The company enables customers to build complete systems on a single chip with its CoreWare(R) design program, thereby increasing performance, lowering system costs and accelerating time to market. LSI Logic develops application-optimized products in partnership with trendsetting customers and operates leading edge, high-volume manufacturing facilities to promote submicron chips. The company maintains a high level of quality, as demonstrated by its ISO 9000 certifications. LSI Logic is headquartered at 1551 McCarthy Blvd., Milpitas, California 95035, 408-433-8000, www.lsilogic.com.

ABOUT SEEQ TECHNOLOGY
SEEQ Technology, Inc. is a leading manufacturer of data communications semiconductor products. Headquartered in Fremont, California, the company is a LAN pioneer, having introduced the first integrated Ethernet controller in 1982. SEEQ's product families include Gigabit Ethernet, Fast Ethernet (100Base-T), Ethernet (10Base-2,-5, and -T) and ATM components. SEEQ leads the Ethernet Media Access Controller (MAC) market, and offers the broadest line of Fast Ethernet MACs and PHYs in the industry. The company's Ethernet solutions are used in industry-leading applications including network interface cards, hubs/bridges/routers, switches and test equipment. SEEQ is a contributing member of the IEEE Fast Ethernet and Gigabit Ethernet committees, and the Gigabit Ethernet Alliance (GEA). For further information about SEEQ and its products, please visit the company's World Wide Web site at http://www.seeq.com, or phone 510-226-7400.

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Editor's Notes:

1. The LSI Logic logo design, The System on a Chip Company and CoreWare are registered trademarks of LSI Logic Corporation.

2. All other brand and product names may be trademarks of their respective companies.

3. Additional information about LSI Logic Corporation is available at www.lsilogic.com.